                                                                    EXHIBIT 12-1
MCN INVESTMENT AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

                                     Twelve Months                  Twelve Months Ended December 31,
                                         Ended        ----------------------------------------------------------
                                     June 30, 1995      1994        1993        1992        1991         1990
                                     -------------   ---------   --------    ---------   ---------    ---------
EARNINGS AS DEFINED (1)
Pre-tax income (2)                      $15,420       $12,440     $ 9,588      $10,618      ($388)      $3,239
Fixed charges (3)                        20,794        17,814       9,307        6,955      8,240        4,696
                                        -------       -------     -------      -------     ------       ------
  Earnings as defined                   $36,214       $30,254     $18,895      $17,573     $7,852       $7,935

FIXED CHARGES AS DEFINED (1)
Interest, expensed                      $13,710       $11,656     $ 4,464      $ 2,341     $3,123       $1,050
Interest, capitalized                     3,976         2,089       1,579          211          0          639
Amortization of debt discounts,
  premium and expense                       406           289          96           67         21            0
Interest implicit in rentals              6,678         5,869       4,747        4,547      5,096        3,646
                                        -------       -------     -------      -------     ------       ------
  Fixed charges as defined              $24,770       $19,903     $10,886      $ 7,166     $8,240       $5,335

Ratio of Earnings to Fixed Charges         1.46          1.52        1.74         2.45       0.95         1.49
                                        =======       =======     =======      =======     ======       ======

Notes:

(1) Earnings and fixed charges are defined and computed in accordance with
    Item 503 of Regulation S-K.

(2) This amount represents the aggregate of (a) the pre-tax income of MCN Investment and its majority-owned subsidiaries, (b) MCN Investment's share of pre-tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.

(3) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period and, therefore, may differ from fixed charges as defined.